Exhibit 99.1
November 6, 2009
Dear Shareholder:
The third quarter of 2009 showed excellent growth for your Corporation. The National Bank of Indianapolis Corporation reached total assets of $1.241 billion at September 30 compared to total assets of $1.117 billion at September 30 last year, an increase of approximately $125 million or 11%.
In the third quarter, your Corporation lost $208,000 or $0.09 per fully diluted share compared to a profit of $1,643,000 or $0.69 in the third quarter last year. Book value per share at September 30 equaled $31.72.
Results for the third quarter of 2009 included a provision for loan losses of $3,955,000 as compared to our third quarter net charge offs of $1,146,000. Loans charged off in the third quarter were primarily attributable to one commercial real estate relationship and a small number of other borrowers that were affected by the general decline in the economy and the housing market. In addition to covering charge-offs, the increased provision for loan losses served to build the reserve to over $16,886,000. We believe that this is prudent in light of continued weakness in the economy.
Our third quarter performance also showed continued growth of the loan portfolio. Loans exceeded $881 million for a growth of $8 million since September 30, 2008. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits showed growth of $145 million or 15% in the third quarter despite strong competition. In the third quarter, the Bank continued to attract hundreds of new deposit accounts.
Fee income was another important aspect of our performance in the third quarter. For the third quarter of 2009, the Corporation generated fee income in excess of $2,991,000. The Wealth Management Division provided meaningful contributions to total fee income. At September 30, total assets under administration in the Wealth Management Division reached $1.214 billion. Also, Residential Mortgage Banking experienced strong demand in mortgage originations as clients rushed to take advantage of lower interest rates and government tax credits. This further bolstered the growth of fee income in the third quarter.
Turning to our bank offices, our newest banking center at 116th and Olio Road in the north Geist area is nearly complete and we expect to open in early December. We have assembled a talented and seasoned staff to deliver outstanding personal service to our target market clients in this attractive location.

The banking industry is still facing many difficulties from the financial crisis and the economic recession. Widespread unemployment has had a negative effect on personal creditworthiness. Housing values have continued to decline, putting pressure on collateral values. Many businesses have struggled as their sales have slowed. Commercial real estate projects have encountered lower occupancy rates and declining rents.
As a result, the banking industry is still facing higher loan losses and diminished profits. The FDIC has taken several steps to replenish the insurance fund to prepare for the prospect of many more bank failures in the coming months. Indeed, Irwin Union Bank of Columbus, Indiana recently ended their long and distinguished history, becoming a large-scale Indiana bank failure.
No one can predict how and when the financial crisis and the recession will end. However, we are committed to stay the course with our conservative management philosophy and to emerge from the financial crisis in a position of strength.
In summary, we believe that The National Bank of Indianapolis Corporation remains well-positioned to meet the many challenges of 2009. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

THIRD QUARTER 2009 HIGHLIGHTS
Selected Balance Sheet Information

	Sept. 30, 2009	Sept. 30, 2008	Dec. 31, 2008
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,240,689	$1,117,257	$1,117,784
Loans	881,808	873,116	904,207
Reserve for Loan Losses	(16,886)	(11,868)	(12,847)
Investment Securities	161,678	145,688	140,544
Total Deposits	1,081,185	936,358	965,966
Shareholders’ Equity	73,148	71,160	72,212
Selected Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Net Interest Income	$9,422	$9,232	$26,891	$27,341
Provision for Loan Losses	3,955	1,800	7,855	4,975
Non-Interest Income	2,991	2,926	9,563	8,387
Non-Interest Expense	9,128	7,917	28,398	26,018
Pretax Income (Loss)	(670)	2,441	201	4,735
Net Income (Loss)	(208)	1,643	716	3,399
Selected Per Share Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Basic Earnings (Loss) Per Share	$(0.09)	$0.71	$0.31	$1.47
Diluted Earnings (Loss) Per Share	$(0.09)	$0.69	$0.31	$1.42
Book Value per Share	$31.72	$30.98	$31.72	$30.98